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                                                                     EXHIBIT 8.2



             [Nelson Mullins Riley & Scarborough, L.L.P. Letterhead]


                                                                October 14, 1999


WebMD, Inc.
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia  30326


      Re: Registration Statement on Form S-4 of Healtheon/WebMD Corporation to be filed October 14, 1999


Ladies and Gentlemen:

      You have requested our opinion on the material United States federal income tax consequences applicable to the holders of stock of WebMD, Inc., a Georgia corporation ("WebMD"), with respect to the exchange of stock in connection with the proposed merger of Healtheon Corporation's (a Delaware corporation) wholly-owned, transitory subsidiary ("Merger Sub") with and into WebMD (the "Merger") that is more fully described in the above-referenced Registration Statement and the exhibits thereto filed with the Securities and Exchange Commission (the "Registration Statement"). Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

      The facts, as we understand them, are set forth in the Registration Statement. Based on such facts and on the representations of WebMD, Healtheon and Merger Sub expected to be formalized in connection with the closing of the Merger, it is our opinion that the material United States federal income tax consequences to the shareholders of WebMD expected to result from the receipt of Healtheon common stock in exchange for WebMD common stock pursuant to the Merger, under currently applicable law, are set forth under the caption "THE WEBMD MERGER--Material U.S. federal income tax considerations of the WebMD merger" in the Registration Statement.

      This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. Also, any variation or difference from the facts as set forth in the Registration Statement and incorporated herein might affect the conclusion stated herein.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "THE WEBMD
MERGER--Material U.S. federal income tax considerations of the WebMD merger" in the Registration Statement. In giving



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WebMD, Inc.
October 14, 1999
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this consent, we do not concede that we are experts within the meaning of the
Securities Act of 1933, as amended (the "Act") or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.


                                  Very truly yours,



                                  /s/ Nelson Mullins Riley & Scarborough, L.L.P.
                                  ----------------------------------------------

                                  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.